WABCO

WABCO Holdings Inc.
2770 Research Drive
Rochester Hills, MI 48309

www.wabco-auto.com

May 21, 2015

Mr. Sean Deason

Dear Sean,

We are pleased to inform you that your appointment and compensation package have been approved by the Compensation Nominating and Governance committee of our Board of Directors and that we have duly received positive reference checks and medical exam. We are therefore delighted to confirm our offer of employment to join WABCO in the capacity of **Vice President, Controller & Assistant Secretary.** This position will report to Prashanth Mahendra-Rajah, Chief Financial Officer. You will be located in Brussels, Belgium and your starting date will be June 1st, 2015

We are all eager to work with you during this period of significant change.

Your compensation package will be comprised of the following elements:

- an annual base salary of $280,000 or a monthly rate of $23,333;

- an eligibility to participate in our Annual Incentive Plan (AIP) with a target of 35% of your annual base salary. We guarantee the full payment of your AIP for 2015;

- an eligibility to participate in our Long Term Incentive Plan LTIP) with a target of 25% of your annual base salary. Your participation will be gradually phased-in at 75% of your target for the 2013-2015 cycle, then 100% of your target for the next cycles. The bonus amount that might be granted shall depend on the realization of certain financial objectives at Company level..

- an eligibility to participate in our annual equity incentive program with annual grants determined by the CNG committee of WABCO's Board of Directors. At your level, the annual targeted amount is $180,000. This does not constitute a commitment for an equity award or the amount of such award for any period. All awards will be subject to the terms and conditions of the WABCO Omnibus Incentive Plan.

- You will receive a cash sign-on bonus of $75,000 which will be paid together with your first salary pay. In addition, you will receive a new hire equity grant with an initial value of $240,000, effective as of the first day of the month following your start date at WABCO. The grant will be made of Restricted Stock Units and 1/3rd will vest on each of the first three anniversaries of the grant date.

You are entitled to participate in the WABCO US Benefits Program and you will be provided with 20 days vacation per annum accrued and paid according to existing policy (You have the option to purchase additional days). For the remainder of 2015, you will accrue 10 days of vacation. Health and welfare benefits are active on your first day of employment.

WABCO

WABCO Holdings Inc.
2770 Research Drive
Rochester Hills, MI 48309

www.wabco-auto.com

You will benefit from the allowances and benefits included in the company's International Mobility policy.

In your position you will be eligible to receive severance in case of "Change in Control", which is only triggered in the event of a change in control AND either termination:

(a) by the Company within 24 months of CIC, not for Cause or
(b) by the individual for Good Reason

In the event of CIC and according to WABCO's CIC severance plan, you will be entitled to 2 times your base salary plus 2 times your AIP at target.

This offer of employment is contingent upon your compliance with the Immigration and Naturalization Reform Act of 1997, signing of the company's "Agreement Relating to Assignment of Inventions, Non-Disclosure of Confidential Information" and Code of Conduct, physical, background and drug screening.

WABCO maintains an employment-at-will policy, which means that you or the company can terminate your employment with or without cause, at any time and for any reason. There is nothing in this letter that is intended to constitute a contract of employment for a guaranteed period of time. The terms of this letter cannot be modified or changed unless done so in writing by the individual signing this letter. This letter supersedes any verbal or written communication prior to this date.

Sean, we expect that your decision to join the company will be mutually rewarding and we anticipate that you will form many productive and enjoyable relationships. Please sign below indicating your acceptance of this offer and return to me within three (3) working days of offer letter date.

Sincerely,

Mazen Mazraani
Global Compensation & Benefits Leader

For acceptance

22-05-2015

Sean Deason